Exhibit 4.2
AMENDED AND RESTATED SECURED CONVERTIBLE NOTE
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 210 EAST GRAND AVE., SOUTH SAN FRANCISCO, CALIFORNIA 94080; ATTN: EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL; FAX NUMBER: (650) 837-7951.

July 1, 2015
FOR VALUE RECEIVED, EXELIXIS, INC., a Delaware corporation (the “Issuer”), by means of this Amended and Restated Secured Convertible Note (this “Note”), hereby unconditionally promises to pay to Deerfield Partners, L.P. (the “Holder”), a principal amount equal to Forty-Four Million Dollars ($44,000,000) (or such lesser amount as may be outstanding under this Note as result of prepayments and conversions by the Borrower pursuant to the Note Purchase Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, on the dates provided in the Note Purchase Agreement.
This Note is a “Note” referred to in the Note Purchase Agreement dated as of June 2, 2010 among the Issuer, the Holder and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), with respect to the purchase of this Note by the Holder thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Note Purchase Agreement. All Obligations of the Issuer under this Note are secured as provided in the Security Agreement.
This Note shall bear interest on the Principal Amount hereof in the amounts set forth in and pursuant to the provisions of the Note Purchase Agreement. This Note is subject to the voluntary and mandatory prepayment provisions set forth in the Note Purchase Agreement.
The Issuer shall make all payments to the Holder of interest and principal under this Note in the manner provided in and otherwise in accordance with the Note Purchase Agreement. The principal amount of this Note may be converted into shares of Common Stock as set forth in the Note Purchase Agreement. On July 1, 2018 and on any Major Transaction Put Date, the Principal Amount of this Note shall become due and payable.
If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Note Purchase Agreement, or if any other Event of Default has occurred, this Note shall, at the Holder’s option exercised at any time upon or after the occurrence of any such payment default or other Event of Default and in accordance with the applicable provisions of the Note Purchase Agreement, become immediately due and payable.
All payments of any kind due to the Holder from the Issuer pursuant to this Note shall be made in the full face amount thereof, other than Excluded Taxes and Taxes for which the Holder (as a “Purchaser”) is responsible for pursuant to Section 2.5(b) of the Note Purchase Agreement. The Issuer shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments hereunder, except for any costs imposed by the Holder’s banking institutions.
The Issuer shall pay all reasonable costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Holder in collecting and enforcing this Note.
The Issuer and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Note Purchase Agreement or the performance of the obligations under this Note and/or the Note Purchase Agreement. No renewal or extension of this Note or the Note Purchase Agreement, no release of any Person primarily or secondarily liable on this Note or the Note Purchase Agreement, including the Issuer and any endorser, no delay in the enforcement of payment of this Note or the Note Purchase Agreement, and no delay or omission in exercising any right or power under this Note or the Note Purchase Agreement shall affect the liability of the Issuer or any endorser of this Note.
No delay or omission by the Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Issuer and the Holder. This Note may be prepaid in whole or in part without premium or penalty, including in shares of Common Stock in accordance with the provisions of the Note Purchase Agreement.
THIS NOTE, AND ANY RIGHTS OF THE HOLDER ARISING OUT OF OR RELATING TO THIS NOTE, MAY, AT THE OPTION OF THE HOLDER, BE ENFORCED BY THE HOLDER IN THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR IN ANY OTHER COURTS HAVING JURISDICTION. FOR THE BENEFIT OF THE HOLDER, THE ISSUER HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY CONSENTS THAT PERSONAL SERVICE OF SUMMONS OR OTHER LEGAL PROCESS MAY BE MADE AS SET FORTH IN SECTION 6.1 OF THE NOTE PURCHASE AGREEMENT, WHICH SERVICE THE ISSUER AGREES SHALL BE SUFFICIENT AND VALID. THE ISSUER HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.
Whenever this Note is held by a noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), then it is the intention of the Issuer and such noteholder that (x) all interest accrued and paid on this Note will qualify for exemption from United States withholding tax as “portfolio interest” because this Note is an obligation which is in “registered form” within the meaning of Sections 871(h)(2)(B) and 881(c)(2)(B) of the Code and the applicable Treasury Regulations promulgated thereunder, and (y) as such, all interest accrued and paid on this Note will be exempt from United States information reporting under Sections 6041 and 6049 of the Code and United States backup withholding under Section 3406 of the Code. The Issuer and the Holder shall reasonably cooperate with one another, and execute and file such forms or other documents, or do or refrain from doing such other acts, as may be required, to secure such exemptions from United States withholding tax, information reporting, and backup withholding. In furtherance of the foregoing, any Holder, transferee or assignee noteholder that is not a United States person shall represent, warrant and covenant to the Issuer that (i) such noteholder is not, and will not be as long as any amounts due under this Note have not been paid in full, a “United States person,” within the meaning of Section 7701(a)(30) of the Code; (ii) such noteholder is not, and will not be as long as any amounts due under this Note have not been paid in full, a person described in Section 881(c)(3) of the Code; (iii) on or prior to the date of transfer or assignment (and on or prior to the date the form provided pursuant to this clause (iii) is no longer valid) until all amounts due under this Note have been paid in full, such noteholder shall provide the Issuer with a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (or any successor form prescribed by the IRS), certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder hereunder; (iv) if an event occurs that would require a change in the exempt status of such noteholder or any of the other information provided on the most recent IRS Form W-8BEN (or successor form) previously submitted by such noteholder to the Issuer, such noteholder will so inform the Issuer in writing (or by submitting to the Issuer a new IRS Form W-8BEN or successor form) within 30 days after the occurrence of such event; and (v) such noteholder will not assign or otherwise transfer this Note or any of its rights hereunder except in accordance with the provisions hereof. In the case of a Holder that is not a United States person and that, for U.S. federal income tax purposes, is treated as (A) a partnership (i) the representations, warranties and covenants set forth in the preceding sentence shall apply to such Holder and the Holder’s partners or members that are the beneficial owners of this Note for U.S. federal income tax purposes and are not United

States persons, and (ii) such Holder shall provide the Issuer with an IRS Form W-8IMY along with an IRS Form W-8BEN for each of such Holder’s partners or members (or an IRS Form W-8IMY with applicable IRS W-8BEN forms for such Holder’s partners or members) or (B) a disregarded entity, the representations, warranties and covenants set forth in the preceding sentence shall apply to such Holder’s beneficial owner. A Holder that is not a United States person and that is treated as a partnership or disregarded entity for U.S. federal income tax purposes shall, in lieu of an IRS Form W-8, provide IRS Form W-9 certifying exemption from U.S. backup withholding with respect to any of such Holder’s partners or members that are United States persons.
In order to qualify as a “registered note” for purposes of the Code, transfer of this Note may be effected only by (i) surrender of this Note to the Issuer and the re-issuance of this Note to the transferee, or the Issuer’s issuance to the Holder of a new note in the same form as this Note but with the transferee denoted as the Holder, or (ii) the recording of the identity of the transferee by the Affiliate of the Holder that is maintaining a record ownership register of this Note as agent to, and on behalf of, the Issuer. Such Affiliate in its capacity as such agent shall notify the Issuer in writing immediately upon any change in such identity. The terms and conditions of this Note shall be binding upon and inure to the benefit of the Issuer and the Holder and their permitted assigns; provided, however, that if any such assignment (whether by operation of law, by way of transfer or participation, or otherwise) is to any noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then such noteholder shall submit to the Issuer on or before the date of such assignment an IRS Form W-8BEN (or any successor form) certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder under the new note (or other instrument). Any attempted transfer in violation of the relevant provisions of this Note shall be void and of no force and effect. Until there has been a valid transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Issuer shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Note).
It is the intention of the Issuer and the Holder that this Note is to be a registered instrument and not a bearer instrument and the provisions of this Note are to be interpreted accordingly. This Note is intended to be registered as to both principal and interest and all payments hereunder shall be made to the named Holder or, in the event of a transfer pursuant to the Note Purchase Agreement and this Note, to the transferee identified in the record of ownership of this Note maintained by the Holder on behalf of the Issuer. Transfer of this Note may not be effected except in accordance with the provisions hereof.
This Note constitutes a renewal and restatement of, and replacement and substitution for, (i) a portion equal to $16,852,000 principal amount of that certain Secured Convertible Note dated as of July 2, 2010 in the original principal amount of $47,492,000 executed by Issuer in favor of Holder, as Assignee of Deerfield Private Design Fund, L.P. and (ii) a portion equal to $27,148,000 principal amount of that certain Secured Convertible Note dated as of July 2, 2010 in the original principal amount of $76,508,000 executed by Issuer in favor of Holder, as Assignee of Deerfield Private Design International, L.P. (collectively, the “Prior Notes”). The indebtedness evidenced by the Prior Notes is continuing indebtedness evidenced hereby and nothing herein shall be deemed to constitute payment, settlement or novation of the Prior Notes or to release or otherwise adversely affect any Lien securing such indebtedness.
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IN WITNESS WHEREOF, an authorized representative of the Issuer has executed this Note as of the date first written above.

EXELIXIS, INC. By: /s/ Michael M. Morrissey Name: Michael M. Morrissey, Ph.D. Title: President and Chief Executive Officer